February 6, 2007

2171 Campus Drive, Suite 200

Irvine, CA 92612

ph/949-852-1700 + 800-830-5333

fx/ 949-852-1722

email/info@hunterwise.com

www.hunterwise.com

Irvine + San Diego + Denver +

Phoenix + Vancouver

James Briscoe, CEO

Liberty Star Gold Corp.

3024 East Fort Lowell Road

Tucson, AZ 85716

Dear Jim:

This Advisory Agreement (“Agreement”) defines the scope of services to be provided by Hunter Wise Financial Group, LLC and or Hunter Wise Securities, LLC, a NASD registered Broker/Dealer (collectively, “Consultant” or “Hunter Wise”), to Liberty Star Gold Corp., a Nevada corporation whose shares trade on the OTC BB as LBTS.OB (“LBTS” or the “Company”), for services in the areas of corporate development and financing, as well as the compensation to be paid by the Company to Consultant in exchange.

1.0	Engagement.

1.1  Advisory Services.    Consultant will work closely with Company executives as requested to provide advisory consulting services to Company in its capital raising efforts. Consultant will also introduce other firms, products and services to the Company as needed during the normal course of business. It is also understood that Consultant is acting as an advisor only, and shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company’s express written consent.

2.0	Engagement Terms.

2.1  Period.    The period of Consultant’s engagement (the “Engagement Period”) will expire upon the earlier to occur of (i) twelve (12) months from the date we receive an executed copy of the Agreement from the Company or (ii) the mutual written agreement of the Company and Consultant. The Engagement Period shall be extended for additional six (6) month periods under the same terms and conditions as described herein, unless otherwise terminated by either party by written notice of the Company or Consultant. Notwithstanding the foregoing, Consultant may, at its sole option, terminate its obligation hereunder at any time without liability if, in the reasonable opinion of Consultant, a change has occurred in the Company’s financial condition, results of operations, properties, business prospects or the composition of the Company’s management or Board of Directors, which, in Consultant’s sole determination, has adversely affected the Company’s business.

2.2  Non-Exclusivity.    The Company engages Consultant on a non-exclusive basis. The Company shall be permitted to engage any other firm or person as an investment banker or other professional intermediary for the duration of the Engagement Period. Notwithstanding any this or other provisions of this Agreement, if at any time during the twenty-four (24) month period following the end of the Engagement Period the Company, its advisors, officers, directors, affiliates, parents, holdings, subsidiaries and/or related companies, completes any transaction, including but not limited to those as defined in Sections 3.1, 3.2.1, and or 3.2.2 with any party introduced by Consultant, or an affiliate of any such entity, upon the closing of any such transaction (a “Closing”) Consultant will be paid the compensation which would be due under Section 3.0 hereof.

3.0	Compensation.

Throughout the course of what Hunter Wise anticipates will be a long-term relationship with the Company, Hunter Wise may perform a variety of services, in exchange for which Hunter Wise shall receive compensation for introduction to parties who complete transactions with the Company as follows:

3.1  Transactions.    Other than in the Company’s normal course of business activities, any sale, merger, acquisition, joint venture, strategic alliance, technology partnership, licensing agreement or other similar agreements shall accrue compensation to Hunter Wise under a percentage fee of the Aggregate Consideration (as defined below) calculated as follows:

8.0% for Aggregate Consideration of less than $10,000,000, plus

7.0% for Aggregate Consideration between $10,000,000 - $25,000,000, plus

6.0% for Aggregate Consideration between $25,000,001 - $50,000,000, plus

5.0% for Aggregate Consideration between $50,000,001 - $75,000,000, plus

4.0% for Aggregate Consideration between $75,000,001 - $100,000,000, plus

3.0%for Aggregate Consideration above $100,000,000

“Aggregate Consideration” is defined as the greater of the total amount actually payable or the value assigned to such a transaction accruing to the Company, whether due at Closing or deferred by the Company or any affiliate of the Company, and shall include all cash or cash equivalents, the principal amount of any notes, all classes of securities issued, the aggregate amounts payable pursuant to any consulting agreements, employment agreements, agreements not to compete and similar agreements, and the aggregate amount of value of any bank or term loans or other debts assumed or refinanced as part of the transaction.

3.2  Corporate Finance.    All securities transactions for the benefit of the Company will accrue compensation to Hunter Wise according to the corresponding categories below:

3.2.1  Debt Financing.    For any debt investment or secured debt financing placed for the Company, including notes, term loans, promissory notes, debentures, etc., all of which do not have any form of equity participation rights, Hunter Wise shall receive upon the loan’s Closing: (i) a success fee, payable in cash, equal to six percent (6%) of the gross proceeds received by the Company from such Closing, plus (ii) a success fee, payable in Company stock, with piggyback registration rights, equal to three percent (3%) of the gross proceeds received by the Company from such Closing, divided by the closing bid price of the common stock for the Company as of the date the Company receives the funds, plus (iii) warrants in the entity financed, with a cashless exercise provision, equal to six percent (6%) of the gross proceeds received by the Company from such Closing, exercisable at a strike price equal to one hundred percent (100%) of the closing bid price of the common stock for the

Company as of the date the Company receives the funds, in whole or in part, at any time within two (2) years from issuance. For example, if the Company receives $2,000,000 in gross proceeds, and LBTS stock has a bid price of $0.50 per share, then Hunter Wise shall receive (i) $120,000 in a cash success fee, plus (ii) $60,000 in Company stock issued as 120,000 shares, plus (iii) warrants to purchase 240,000 shares of Company stock at $0.50 per share.

3.2.2  Equity Cash Investment.    For any cash equity investment into the Company, for shares or share equivalents such as those primarily trading on a stock exchange, or as a private company, including any common stock, preferred stock, convertible preferred stock, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock, or any other form of debt instrument involving any other form of equity participation, Hunter Wise shall receive upon Closing: (i) a success fee, payable in cash, equal to eight percent (8%) of the gross cash amount to be disbursed to the Company from such Closing, plus (ii) a success fee, payable in Company stock, with piggyback registration rights, equal to two percent (2%) of the gross cash amount to be disbursed to the Company from such Closing, divided by the closing bid price of the common stock for the Company as of the date the Company receives the funds plus (iii) warrants in the entity financed, with a cashless exercise provision, equal to five percent (5%) of the gross amount to be disbursed to the Company from such Closing, divided by the lower of the price per share of the common stock for the Company as valued by the finance source for the purposes of the investment, or the closing bid price of the common stock on the date the Company receives the funds, exercisable at a strike price equal to the lower of one hundred percent (100%) of the price of the common stock of the Company as valued by the finance source for the purposes of the investment or the closing bid price of the common stock on the date the Company receives the funds, in whole or in part, at any time within two (2) years from issuance. For example, if the Company receives $2,000,000 in gross proceeds, and LBTS stock has a bid price of $0.50 per share, and the finance source values the LBTS stock at $0.60 per share for its investment, then Hunter Wise shall receive (i) $160,000 in a cash success fee, plus (ii) $40,000 in Company stock issued as 80,000 shares, plus (iii) warrants to purchase 200,000 shares of Company stock at $0.50 per share. Company also agrees to pre-pay or reimburse pre-approved expenses of Consultant within 10 days of presentation.

4.0	Other.

4.1  Offering Materials.    Consultant will use no offering materials other than such materials prepared and/or approved by the Company and approved by Company’s counsel. The Company agrees to use its best efforts to approve and/or prepare, as necessary, any offering materials within thirty (30) days from the date the Company advises Consultant that it intends to pursue a financial transaction, in accordance with Section 1.1 hereof.

4.2  Confidentiality.    This Agreement is for the confidential use of the Company and Consultant only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the financial transactions to be pursued, except where disclosure is required by law or is mutually consented to in writing by Consultant and the Company.

4.3  Disclosure.    During the Engagement Period and for sixty (60) days thereafter, the Company agrees not to issue any press releases or communications to the public relating to the transactions or financings which Consultant introduced without Consultant’s prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction and/or financing was arranged by Consultant, unless we mutually agree otherwise or unless otherwise required by law. The Company further agrees that Consultant may, at its own expense, publicize its services to the Company hereunder including, without limitation, issuing press releases, placing advertisements and referring to the transaction or financing on Consultant’s website.

4.4  Performance.    Notwithstanding any other provision of this Agreement, nothing set forth herein shall be construed as a firm commitment to execute any transaction or place any amount of any offering or any minimum portion thereof. Consultant cannot guarantee the successful conclusion of any transaction, for which the Company has the right to reject, for any reason, in its sole and absolute discretion.

4.5  Registration. In the event the Company undertakes a public offering or registration of its securities for transactions introduced by Consultant, the Company hereby grants Hunter Wise “piggyback” registration rights for the stock of the Company as well as any underlying warrants issued to Hunter Wise as described in Paragraph 3.0 above and elsewhere herein. However, SEC interpretation of Rule 415 now severely limits the number of shares that can be registered and the parties agree that the investor will get priority as to registration of all its shares.

4.6 Indemnification.    Each party shall indemnify and hold harmless the other from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or based upon (i) any misstatement or omission or alleged misstatement or omission, in any documentation or any other materials or information supplied or approved by a party which are disseminated by the other to third parties, including financing sources, or (ii) any agreement between a party and any financing source; except that neither party shall be liable for any claim damage, loss or liability which is determined by arbitration or a court as described in Paragraph 4.7 below to have resulted from the other’s fraud, gross negligence or wilful misconduct. In any action where the indemnity applies, the other party shall be entitled to its own separate counsel at the indemnifying party’s expense. Neither termination nor completion of this Agreement shall affect these indemnification provisions, which shall survive any such termination or completion and remain operative and in full force and effect.

4.7  Governing Law / Arbitration.    The terms of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws. Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Orange County, California in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute or claim between the parties relating to this Agreement is resolved by binding arbitration, the prevailing party, if any, as determined by the arbitrator’s award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys’ fees, provided that in no event shall the arbitrator have the authority to award punitive damages. Judgment on the award may be entered in any court having jurisdiction over the award.

4.8 No Shareholder Rights. The Company acknowledges and agrees that Consultant has been retained only by the Company, and that the Company’s engagement of Consultant is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, member, owner or partner of the Company, or any other person not a party hereto. Unless otherwise expressly agreed, no person or entity other than the Company is authorized to rely upon the Company’s engagement of Consultant or any statements, advice, opinions, or conduct by Consultant.

4.9 Successors and Assigns. This Agreement is binding on all successors and assigns. However, it shall not be assigned without the prior written consent of the other party.

4.10 Client Identification Program. To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions including Hunter Wise to obtain, verify, and record information that identifies each person and/or firm with whom we do business.

4.11  Miscellaneous.    The Company undertakes and represents to Consultant that the number of shares necessary to fulfill any offerings will be available at Closing; that the number of shares of common stock underlying the shares will be available upon each conversion of the shares; that the shares of common stock underlying the warrants will be available upon exercise of the warrants; and that the Company will comply in all respects with the terms of each purchase agreement and registration rights agreement entered into with the purchasers of the shares.

If the foregoing is acceptable, please sign and return to Consultant a copy of this Agreement. This Agreement shall represent the entire agreement between us with respect to the matters addressed herein. We look forward to working with you and remain,

Yours very truly,

Hunter Wise Financial Group, LLC	Liberty star gold corp.
/s/ Fred G. Jager	/s/ James Briscoe
By: Fred G. Jager President	By: James Briscoe CEO Date:February 12, 2007

Hunter Wise Securities, LLC
/s/ Fred G. Jager
By: Fred G. Jager President

CW1061134.3